UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

ARTELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-199213	33-1220924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

889 Prospect Street, Suite 210, La Jolla, CA USA	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 760-943-1689

_____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARTL	The Nasdaq Stock Market, LLC
Warrants	ARTLW	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 3, 2021, the board of directors (the “Board”) of Artelo Biosciences, Inc. (the “Company”) appointed Tamara A. Seymour to the Board, effective immediately, with a term expiring at the Company’s 2021 annual meeting of stockholders.

Ms. Seymour, age 62, served as a member of the board of directors and Chair of the audit committee of Beacon Discovery, Inc., a drug discovery company in San Diego, California, from 2018 until its acquisition by Eurofins Scientific in March 2021. Ms. Seymour served as Interim Chief Financial Officer of Immunic, Inc., clinical-stage drug development company in 2019. She was Chief Financial Officer of Signal Genetics, Inc., a publicly traded molecular diagnostics company, from 2014 to 2017. She served as Chief Financial Officer of HemaQuest Pharmaceuticals, Inc., a venture-backed clinical-stage drug development company, from 2010 to 2014. From 2001 to 2009, she served as Chief Financial Officer of Favrille, Inc., a publicly traded clinical-stage drug development company. Ms. Seymour has also served as consulting chief financial officer for a number of biotechnology companies, served Director of Finance and Controller of Agouron Pharmaceuticals, Inc. (now Pfizer, Inc.) and spent eight years in public accounting with Deloitte & Touche LLP and PricewaterhouseCoopers LLP, including three years as audit manager. Ms. Seymour is a Certified Public Accountant (inactive). She received an MBA, emphasis in Finance, from Georgia State University, and a bachelor's degree in Business Administration, emphasis in Accounting, from Valdosta State University. Ms. Seymour also participated in an executive management program at Kellogg Graduate School of Management at Northwestern University.

Ms. Seymour was granted an option to purchase 30,000 shares of the Company’s common stock vesting annually over a three-year period for her service on the Board (the “Seymour Option”), subject to Ms. Seymour’s continued service to the Company. The Seymour Option is subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the related stock option agreement. Ms. Seymour will also be eligible for equity award grants in the future pursuant to the Company’s established Outside Director Compensation Policy. The Company will also pay Ms. Seymour an annual cash retainer of $30,000, payable in quarterly installments, and she will also receive additional cash compensation of $7,500, payable in quarterly installments for her service on the Audit Committee, in accordance with the Company’s Outside Director Compensation Policy.

We will also reimburse Ms. Seymour for all reasonable expenses in connection with her services to us. Ms. Seymour has executed the Company’s standard form of indemnification agreement, which form has been filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 333- 199213) filed with the Securities and Exchange Commission on May 8, 2017, and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Ms. Seymour and any other persons pursuant to which Ms. Seymour was selected as a director. In addition, Ms. Seymour is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Compensatory Arrangements of Certain Officers

On March 5, 2021 (the “Grant Date”), the compensation committee of the Board (the “Compensation Committee”) granted an option to the Company’s Chief Executive Officer and President, Gregory D. Gorgas, to purchase 575,100 shares of the Company’s common stock (the “Gorgas Option”) vesting as follows: twenty-five percent (25%) of the shares subject to the Gorgas Option shall vest on the one (1) year anniversary of the Vesting Commencement Date (as defined below), and one forty-eighth (1/48th) of the shares subject to the Gorgas Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Mr. Gorgas’ continued service to the Company. The Vesting Commencement Date is the Grant Date. In the event that the Mr. Gorgas’ continuous status as a service provider is terminated by the Company upon or within twelve months after a Change in Control (as defined by the Plan), other than as a result of death, Disability or Resignation for Good Reason (as defined in Mr. Gorgas’ Amended and Restated Employment Agreement by and between the Mr. Gorgas and the Company, effective as of June 19, 2019), 100% of the total number of shares subject to the Gorgas Option shall vest immediately. The Gorgas Option is subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and the related stock option agreement.

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The Compensation Committee also increased Mr. Gorgas’ base salary to $425,000 per year, effective January 1, 2021.  Mr. Gorgas will continue to be eligible to earn an annual target bonus of up to 50% of his base salary upon achievement of performance objectives to be determined by the Company’s board of directors or its Compensation Committee.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Company Press Release dated March 9, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTELO BIOSCIENCES, INC.

/s/ Gregory D. Gorgas
Gregory D. Gorgas
President & Chief Executive Officer

Date March 9, 2021

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